Exhibit 99.1

MOVIE GALLERY ANNOUNCES CONSOLIDATION OF STORE OPERATIONS

DOTHAN, Ala., September 25, 2007 — Movie Gallery, Inc. (NASDAQ: MOVI) today announced that it plans to close approximately 520 underperforming and unprofitable Movie Gallery and Hollywood Video stores.  As previously announced, the Company has been accelerating its efforts to conserve cash and reduce the Company’s cost structure to address the financial and industry challenges it has been experiencing.

Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery, said, “Closing these stores was a difficult, but necessary decision to help protect the future of this Company.  These stores are being closed after evaluating a number of factors, including store profits and the terms of the leases at each location.  This action will allow us to focus our resources on the approximate 4,000 stores that have a stronger operating performance and prospects for future growth.

We thank our many associates and partners who have remained loyal to us over the years,” continued Malugen.  “Where possible we will work with the customers at these locations to transfer their accounts to other nearby Movie Gallery and Hollywood Video locations.  The talented associates and partners in the stores that will be closing have been notified.  As always, we remain committed to treating all affected employees fairly and providing the necessary assistance to make this transition as smooth as possible”.

Movie Gallery has retained an outside professional services firm, the Great American Group, to assist it in conducting sales of the inventory at the closing stores.

About Movie Gallery

The Company is the second largest North American video rental company with more than approximately 4,491 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy.  The Game Crazy brand represents 598 in-store departments and 14 free-standing stores serving the game market in urban locations across the United States.  Since Movie Gallery’s initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings.  For more information about the Company, please visit our website at: www.moviegallery.com

Forward Looking Statements

To take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of the Company’s proposed strategic and restructuring alternatives, including store closure plans, and liquidity outlook, that are based upon the Company’s current intent, estimates, expectations and projections and involve a number of risks and uncertainties.  Various factors exist which may cause results to differ from these expectations.  These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company’s SEC reports, including, but not limited to, the Company’s annual report on Form 10-K for the fiscal year ended January 1, 2006 and subsequently filed quarterly reports on Form 10-Q.  In addition to the potential effect of these ongoing factors, the Company’s liquidity outlook is subject to change based upon the Company’s operating performance, including as a result of changes in the availability of credit from the Company’s suppliers and the impact of the Company’s store closure plan, and there can be no assurance regarding the Company’s ability to complete any restructuring or other transaction.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Analysts and Investors: Thomas Johnson, Movie Gallery, Inc., 334-702-2400

Media: Andrew Siegel or Meaghan Repko, Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449